Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

OF VISKASE COMPANIES, INC. AND SUBSIDIARIES

1.	Financial Statements

-	Report of Independent Certified Public Accountants

-	Consolidated Balance Sheets as of December 31, 2025 and 2024

-	Consolidated Statements of Operations for the years ended December 31, 2025, 2024 and 2023

-	Consolidated Statements of Comprehensive (Loss) Income for the years ended December 31, 2025, 2024 and 2023

-	Consolidated Statements of Stockholders' Equity for the years ended December 31, 2025, 2024 and 2023

-	Consolidated Statements of Cash Flows for the years ended December 31, 2025, 2024 and 2023

-	Notes to Consolidated Financial Statements

2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (Unaudited)

GRANT THORNTON LLP Grant Thornton Tower 171 N. Clark Street, Suite 200 Chicago, IL 60601 D +1 312 856 0200 F +1 312 602 8099

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Viskase Companies, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Viskase Companies Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive (loss) income, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependent on its Senior Credit Facility which reaches maturity in August 2026 and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

GT.COM	Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

Other information included in the annual report

Management is responsible for the other information included in the annual report. The other information comprises the management’s discussion and analysis of financial condition and results of operations. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the consolidated financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

We have served as the Company’s auditor since 2003.

Chicago, Illinois March 27, 2026

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of U.S. dollars, except for number of shares and per share amounts)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	9,217	5,704
Receivables, net of allowance of $2,941 and $2,657	60,182	74,809
Inventories, net	96,755	108,968
Other current assets	42,494	46,204
Total current assets	208,648	235,685

Property, plant and equipment	482,326	438,086
Less accumulated depreciation	(341,022)	(314,351)
Property, plant and equipment, net	141,304	123,735

Right of use assets	19,946	19,190
Other assets, net	9,842	10,899
Intangible assets, net	13,401	13,381
Goodwill	3,131	2,820
Deferred tax asset	5,870	16,011
Total Assets	402,142	421,721

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	141,774	44,530
Accounts payable	44,342	35,496
Accrued liabilities	24,282	23,167
Short-term lease liabilities	4,119	4,497
Total current liabilities	214,517	107,690

Long-term debt, net of current maturities	-	99,064
Long-term liabilities:
Accrued employee benefits	23,597	25,418
Deferred income taxes	1,557	2,339
Long-term lease liabilities	18,111	17,220

Stockholders’ equity:
Common stock, $0.01 par value; 135,422,427 shares issued and 134,617,157 outstanding as of December 31, 2025	1,346	1,040
Paid in capital	212,037	182,343
Retained earnings	(11,881)	53,613
Less 805,270 treasury shares, at cost	(298)	(298)
Accumulated other comprehensive loss	(55,361)	(65,386)
Total Viskase stockholders' equity	145,843	171,312
Deficit attributable to non-controlling interest	(1,483)	(1,322)
Total stockholders' equity	144,360	169,990
Total Liabilities and Stockholders' Equity	402,142	421,721

See notes to consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of U.S. dollars, except for number of shares and per share amounts)

	Year	Year	Year
	Ended	Ended	Ended
	December	December	December
	31, 2025	31, 2024	31, 2023
NET SALES	364,356	403,775	445,984

Cost of sales	327,601	335,945	352,221

GROSS MARGIN	36,755	67,830	93,763

Selling, general and administrative	52,471	48,421	52,436
Amortization of intangibles	1,552	1,609	1,606
Asset impairment charge	16,659	448	338
Restructuring expense	7,054	1,917	-

OPERATING INCOME	(40,981)	15,435	39,383

Interest expense, net	9,701	11,032	12,018
Other expense, net	2,906	10,532	10,395

(LOSS) INCOME BEFORE INCOME TAXES	(53,588)	(6,129)	16,970

Income tax (benefit) provision	12,067	(670)	3,534

NET (LOSS) INCOME	(65,655)	(5,459)	13,436

Less: net loss attributable to noncontrolling interests	(161)	(99)	(70)

Net (loss) income attributable to Viskase Companies, Inc	(65,494)	(5,360)	13,506

WEIGHTED AVERAGE COMMON SHARES
- BASIC AND DILUTED	134,617,157	103,190,665	103,190,665

PER SHARE AMOUNTS:
EARNINGS PER SHARE
- BASIC AND DILUTED	$(0.49)	$(0.05)	$0.13

See notes to consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Amounts in thousands of U.S. dollars)

	Year	Year	Year
	Ended	Ended	Ended
	December	December	December
	31, 2025	31, 2024	31, 2023
Net (loss) income	(65,655)	(5,459)	13,436

Other comprehensive income (loss), net of tax

Pension liability adjustment	3,554	1,155	2,634
Foreign currency translation adjustment	6,471	(7,341)	5,280

Other comprehensive income (loss), net of tax	10,025	(6,186)	7,914

Comprehensive (loss) income	(55,630)	(11,645)	21,350

Less: comprehensive loss attributable to noncontrolling interests	(161)	(99)	(70)

Net comprehensive (loss) income attributable to Viskase Companies, Inc	(55,469)	(11,546)	21,420

See notes to consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Amounts in thousands of U.S. dollars)

					Accumulated other	Total Viskase		Total
	Common	Paid in	Treasury	Retained	comprehensive	stockholders’	Non-controlling	stockholders’
	stock	capital	stock	earnings	loss	equity	Interest	equity
Balance December 31, 2022	1,040	182,343	(298)	45,467	(67,114)	161,438	(1,153)	160,285

Net income (loss)	-	-	-	13,506	-	13,506	(70)	13,436
Foreign currency translation adjustment	-	-	-	-	5,280	5,280	-	5,280
Pension liability adjustment, net of tax	-	-	-	-	2,634	2,634	-	2,634
Balance December 31, 2023	1,040	182,343	(298)	58,973	(59,200)	182,858	(1,223)	181,635

Net loss	-	-	-	(5,360)	-	(5,360)	(99)	(5,459)
Foreign currency translation adjustment	-	-	-	-	(7,341)	(7,341)	-	(7,341)
Pension liability adjustment, net of tax	-	-	-	-	1,155	1,155	-	1,155
Balance December 31, 2024	1,040	182,343	(298)	53,613	(65,386)	171,312	(1,322)	169,990

Net loss	-	-	-	(65,494)	-	(65,494)	(161)	(65,655)
Foreign currency translation adjustment	-	-	-	-	6,471	6,471	-	6,471
Pension liability adjustment, net of tax	-	-	-	-	3,554	3,554	-	3,554
Issuance of common stock	306	29,694	-	-	-	30,000	-	30,000
Balance December 31, 2025	1,346	212,037	(298)	(11,881)	(55,361)	145,843	(1,483)	144,360

See notes to consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of U.S. dollars)

	Year	Year	Year
	Ended	Ended	Ended
	December	December	December
	31, 2025	31, 2024	31, 2023
Cash flows from operating activities:
Net (loss) income	(65,655)	(5,459)	13,436

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	19,290	23,678	25,223
Amortization of deferred financing fees	856	484	464
Deferred income taxes	8,896	787	3,241
Loss on disposition/impairment of assets	16,985	556	449
Bad debt and accounts receivable provision	292	198	175

Changes in operating assets and liabilities:
Receivables	15,846	11,900	598
Inventories	11,755	366	(5,934)
Other current assets	1,991	(5,180)	(1,104)
Accounts payable	3,607	(8,016)	480
Accrued liabilities	402	(16,044)	6,508
Accrued employee benefits	(1,938)	(2,896)	(699)
Other assets	2,203	4,678	748
Other	(1,532)	(1,683)	580
Total adjustments	78,653	8,828	30,729

Net cash provided by operating activities	12,998	3,369	44,165

Cash flows from investing activities:
Capital expenditures	(35,363)	(15,279)	(14,470)
Proceeds from disposition of assets	-	-	10
Net cash used in investing activities	(35,363)	(15,279)	(14,460)

Cash flows from financing activities:
Issuance of common stock	30,000	-	-
Deferred financing costs	(846)	-	(16)
Proceeds from long-term debt	9,758	21,500	10,101
Repayment of short-term debt	(13,125)	-	(30,240)
Repayment of long-term debt	-	(11,250)	(9,126)
Repayment of capital lease	-	-	(11)
Net cash provided by (used in) provided by financing activities	25,787	10,250	(29,292)

Effect of currency exchange rate changes on cash	91	(498)	(1,334)
Net increase (decrease) in cash and equivalents	3,513	(2,158)	(921)
Cash and cash equivalents at beginning of period	5,704	7,862	8,783
Cash and cash equivalents at end of period	9,217	5,704	7,862

Supplemental cash flow information:
Interest paid less capitalized interest	9,701	10,342	11,418
Income taxes paid (1)	1,751	2,483	4,060
Capital Expenditure in Accounts Payable	3,839	-	-

(1) See Note 11 Income Taxes

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands)

1.	Summary of Significant Accounting Policies

Nature of Operations

Viskase Companies, Inc. together with its subsidiaries (“we” or the “Company”) is a producer of non-edible cellulosic, fibrous and plastic casings used to prepare and package processed meat products for some of the largest global consumer products companies. We were incorporated in Delaware in 1970. The Company operates eight manufacturing facilities in North America, Europe, South America, and Asia and, as a result, is able to sell its products in nearly one hundred countries throughout the world.

On June 20, 2025, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) that was further amended on October 23, 2025 by and between Enzon Pharmaceuticals, Inc. (“Enzon”), and EPSC Acquisition Corp. (“ESPC”). Under the terms of the Merger Agreement, EPSC will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Enzon, (the “Merger”). Immediately following the Merger, the Company will convert into a limited liability company under Delaware law. Enzon is expected to change its name to Viskase Holdings, and trade on the OTC market.

Additionally, on June 20, 2025, the Company entered into a support agreement (“Support Agreement”). In accordance with the Support Agreement, the owners of Enzon and the Company will exchange their beneficially owned shares of Enzon Series C Preferred Stock for shares of Enzon common stock. Enzon will use commercially reasonable efforts to facilitate the exchange of Enzon Series C Preferred Stock held by non-related ownership parties for shares of Enzon common stock through the Series C Exchange Offer.

The transaction is expected to close in 2026 pending standard closing requirements and regulatory approvals.

Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate refinancing of its Senior Credit Facility before its maturity in August 2026.

We fully expect the refinancing will be completed after completion of the Merger, but before the maturity of Senior Credit Facility. However, there is no assurance that the Company will be able to obtain sufficient additional funds to refinance its maturing facilities occurring within 12 months of the date of the issuance of our financials or that such funds, if available, will be obtainable on terms satisfactory to the Company, and therefore substantial doubt exists about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments that might result from the Company being unable to continue as a going concern.

Seasonality

Historically, our domestic sales and profits have been seasonal in nature, increasing in the spring and summer months. Sales outside of the United States follow a relatively stable pattern throughout the year.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company, its subsidiaries and variable interest entity (“VIE”) for which the Company is the primary beneficiary. All inter-company accounts and transactions have been eliminated in consolidation.

Noncontrolling Interests

The Company consolidated its variable interest in a joint venture, VE Netting, LLC, as the Company is identified as the primary beneficiary. Noncontrolling interests reflect the equity ownership held by third parties. These noncontrolling interests are presented as a separate component of equity within the consolidated financial statements, distinct from the Company’s stockholders’ equity. The portion of net income (loss) attributable to noncontrolling interests is reported in the consolidated statements of operations.

Use of Estimates in the Preparation of Financial Statements

The financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America and include the use of estimates and assumptions that affect a number of amounts included in the Company’s financial statements, including, among other things, pensions and other postretirement benefits and related disclosures, reserves for excess and obsolete inventory, allowance for credit losses, impairment of long-lived assets, including property, plant, and equipment, and income taxes. Management bases its estimates on historical experience and other assumptions that we believe are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company’s results for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between the Company’s estimates and actual amounts in any year have not had a significant effect on the Company’s consolidated financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash equivalents to consist of all highly liquid debt investments purchased with an initial maturity of approximately three months or less. Due to the short-term nature of these instruments, the carrying values approximate the fair market value. As of December 31, 2025, of the cash held on deposit in the U.S., approximately $2,253 of the cash balance was in excess of amounts insured by the Federal Deposit Insurance Corporation.  The Company performs periodic evaluations of these institutions for relative credit standing and has not experienced any losses as a result of its cash concentration.  Consequently, no significant concentrations of credit risk are considered to exist.

Receivables, Net

Trade accounts receivable are classified as current assets and are reported net of allowance for credit losses, which includes the evaluation of expected credit losses following the adoption of ASC Topic 326.  This estimated allowance is primarily based upon our evaluation of the future expected loss for the asset.  The Company estimates this using the financial condition of each customer, each customer’s ability to pay and the economic conditions of the country the customer resides in.  For all trade accounts receivable, the Company defines “past due” as any payment, that is at least 15 days past the contractual due date. For the year ended December 31, 2025, 2024 and 2023, there have been expected credit losses of $292, $100, and $198, respectively.

Inventories, Net

Inventories are valued at the lower of cost or net realizable value. Cost is determined by using the first-in, first-out (“FIFO”) basis method. The Company reviews inventory for excess and obsolete inventory and establishes a reserve. As of December 31, 2025 and December 31, 2024, the Company had an inventory reserve of $4,416 and $3,908, respectively.

Financial Instruments

The Company routinely enters into fixed price natural gas agreements which require us to purchase a portion of our natural gas each month at fixed prices.  These fixed price agreements qualify for the “normal purchases” scope exception under derivative and hedging standards, therefore the natural gas purchases under these contracts were expensed as incurred and included within cost of sales. As of December 31, 2025, future minimum purchases remaining under the agreement are $808, all of which is expected to be incurred during the year ended December 31, 2026.

The Company’s financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying amounts of these financial assets and liabilities approximate fair value due to the short maturities of these instruments.  Management believes the fair value of the Company’s revolving loans approximate the carrying value due to credit risk or current market rates, which approximate the effective interest rates on those instruments. The fair value of the Company’s term loans is estimated by discounting the future cash flow using the Company’s current borrowing rates for similar types and maturities of debt.

Property, Plant and Equipment, Net

The Company carries property, plant and equipment at cost, less accumulated depreciation. Property and equipment additions include acquisition of property and equipment including related external direct costs of materials and services and payroll costs for employees directly associated with the project. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from (i) land improvements - 30 years (ii) building and improvements - 10 to 32 years, (iiI) machinery and equipment - 4 to 12 years, (iv) furniture and fixtures - 3 to 12 years, (v) leasehold improvements - shorter of lease term or useful life.

In the ordinary course of business, we lease certain equipment, consisting mainly of autos, and certain real property. Real property consists of manufacturing, distribution and office facilities.

Intangible Assets and Goodwill

The Company has recognized definite lived intangible assets for customer relationships, technologies, patents and trademarks, and in-place leases. The intangible assets are amortized on the straight-line method over an estimated weighted average useful life of 20 years for customer relationships, 13 years for technologies, 12 years for patents and trademarks, and 14 years for in-place leases. See accounting policy Impairment of Long-Lived Assets regarding testing intangible assets for impairment.

The Company has recognized goodwill for the excess of purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized and is evaluated for impairment annually or more frequently if events or changes in circumstances indicate that an impairment may have occurred at the reporting unit level. The Company has identified five reporting units for goodwill: United States, Mexico, South America, EMEA and Asia.

The Company conducts its annual goodwill impairment test on December 31, by either performing a qualitative assessment to determine if it is more likely than not that the fair value of the reporting unit exceeds its carrying amount or proceeding directly to a quantitative evaluation. The qualitative assessment considers factors such as macroeconomic conditions, industry and market considerations, entity-wide financial performance, cost factors, entity-specific events or events affecting a specific reporting unit. If the qualitative analysis indicates that it is more likely than not that the fair value of the reporting unit is below the carrying amount, a quantitative goodwill assessment is required. The Company would use a discounted cash flow model to determine the fair value of the reporting unit and compare it to the reporting units carrying amount. If the fair value is greater than the carrying value, then the goodwill is deemed not to be impaired, and no further action is required. If the fair value is less than the carrying value, goodwill is considered impaired and a charge is reported as impairment of goodwill in the consolidated statements of operations. During the year ended December 31, 2024, the Company implemented a restructuring plan (see Note 22 – Restructuring) which resulted in a goodwill impairment loss of $330 related to the EMEA reporting unit. See Note 12 Goodwill and Intangible Assets, Net. There was no impairment loss for the years ended December 31, 2025 and 2023.

Impairment of Long-Lived Assets

The Company has long-lived assets including property, plant and equipment and intangible assets. Long-lived assets to be held and used are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. Impairments are recognized when the expected undiscounted future operating cash flows derived from long-lived assets are less than their carrying value. If impairment is identified, the loss is based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. During the year ended December 31, 2025 and 2024, the Company implemented restructuring plans (see Note 22 – Restructuring) which resulted in asset write-offs of $9,600 in the North America asset group and $41 in the EMEA asset groups, respectively. Separately, the North America asset group recognized write-offs of $512, $77, and $338, in the years ended December 31, 2025, 2024 and 2023, respectively, related to assets removed from service. These write-offs are recorded as loss on disposal of property, plant and equipment in the consolidated statement of operations for the years ended December 31, 2025, 2024 and 2023.

Leases

The Company accounts for leases under FASB ASC Topic 842, Leases, which has resulted in the company reporting a right of use (“ROU”) asset and lease liability related to operating leases reported on our balance sheet. Financing leases under current U.S. GAAP are classified and accounted for in substantially the same manner as capital leases under prior U.S. GAAP and therefore, we do not distinguish between financing leases and capital leases unless the context requires. The determination of whether an arrangement is or contains a lease occurs at inception. We have elected the practical expedient to include both the lease component and the non-lease component as a single component when accounting for each lease and calculating the resulting lease liability and ROU asset. The following is our accounting policy for leases in which we are the lessee.

A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset,(4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset, or (5) the underlying asset is expected to have no alternative use to the lessor at the end of the lease term. All other leases are recorded as operating leases. For leases with an initial lease term in excess of twelve months, we record a ROU asset with a corresponding lease liability in our balance sheet. We have elected the practical expedient for all leases less than 12 months to not record a ROU asset or corresponding lease liability. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement of the lease based on the present value of lease payments over the lease term. ROU assets are adjusted for any lease payments made on or before commencement of the lease, less any lease incentives received.

The lease liability represents future lease payments for lease and non-lease components discounted for present value. Lease payments that may be included in the lease liability include fixed payments, variable lease payments that are based on an index or rate and payments for penalties for terminating the lease if the lessee is reasonably certain to utilize a termination option, among others. Certain of our leases contain rent escalation clauses that are specifically stated in the lease and these are included in the calculation of the lease liability. Variable lease payments for lease and non-lease components which are not based on an index or rate are excluded from the calculation of the lease liability and are recognized in the statement of operations during the period incurred.

We utilize discount rates to determine the net present value of our gross lease obligations when calculating the lease liability and related ROU asset. In cases in which the rate implicit in the lease is readily determinable, we utilize that discount rate for purposes of the net present value calculation. In most cases, our lease agreements do not have a discount rate that is readily determinable and therefore we utilize an estimate of our incremental borrowing rate. Our incremental borrowing rate is determined at lease commencement or lease modification and represents the rate of interest we would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. For adoption of the new standard, the rate was determined at the adoption date.

The lease term is determined by taking into account the initial period as stated in the lease contract and adjusted for any renewal options that the company is reasonably certain to exercise as well as any period of time that the lessee has control of the space before the stated initial term of the lease. If we determine that we are reasonably certain to exercise a termination option, the lease term is then adjusted to account for the expected termination date.

Operating lease expense is recorded as a single expense recognized on a straight-line basis over the lease term. Financing lease expense consists of interest expense on the financing lease liability and amortization of the ROU financing lease asset on a straight-line basis over the lease term.

Debt and Debt Issuance Costs

The Company accounts for debt in accordance with ASC 470, Debt (ASC 470). Issuance costs for term debt are presented on the balance sheet as a direct deduction from the carrying amount of the related debt liability. These costs are amortized over the term of the related debt using the interest method under ASC 835-30. The effective interest rate for variable rate debt is determined in accordance with ASC 310-20-35, in which the Company’s policy is to use the variable rate at inception of the debt in the determination of the constant effective yield.

The Company has incurred creditor and third-party fees (“Debt Issuance Costs”) associated with its term debt arrangements. These Debt Issuance Costs are recognized as a direct reduction of the carrying value of the debt on the consolidated balance sheets. Debt Issuance Costs are amortized over the duration of the debt using the effective interest method. The amortization of Debt Issuance Costs is included in interest expense within the consolidated statements of operations.

Pensions and Other Postretirement Benefits

The Company uses appropriate actuarial methods and assumptions in accounting for its defined benefit pension plans and non-pension postretirement benefits.

Actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods. Therefore, assumptions used to calculate benefit obligations as of the end of a fiscal year directly impact the expense to be recognized in future periods. The primary assumptions affecting the Company’s accounting for employee benefits as of December 31, 2025 and 2024 are as follows:

•        Long-term rate of return on plan assets: The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. Over time, however, the expected long-term rate of return on plan assets is designed to approximate actual earned long-term returns. The Company uses long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns by reference to external sources to develop an assumption of the expected long-term rate of return on plan assets. The expected long-term rate of return is used to calculate net periodic pension cost. In determining its pension obligations, the Company is using a long-term rate of return on U.S. plan assets of 6.00% for December 31, 2025. The Company is using a long-term rate of return on French plan assets of 2.60% for 2025. Company is using a long-term rate of return on U.S. plan assets of 6.00% for December 31, 2024. The Company is using a long-term rate of return on French plan assets of 2.60% for 2024. The German pension plan has no assets.

•        Discount rate: The discount rate is used to calculate future pension and postretirement obligations. The Company is using a Mercer Bond yield curve in determining its pension obligations. The Company is using a discount rate of 5.48% for December 31, 2025. The Company is using a weighted average discount rate of 4.22% on its non-U.S. pension plans for December 31, 2025. The Company is using a discount rate of 5.70% for December 31, 2024. The Company is using a weighted average discount rate of 3.49% on its non-U.S. pension plans for December 31, 2024.

Income Taxes

We account for income taxes in accordance with ASC 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis.

A two-step approach is applied pursuant to ASC 740 in the recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions in our provision for income taxes line of our consolidated statements of operations.

Restructuring

Restructuring charges are incurred for programs in which the Company changes its operations, the scope of a business undertaken by its business units, or the manner in which that business is conducted. Such restructuring charges may include employee severance, retention bonuses, facility closure or consolidation costs, lease or contract termination costs, and other related expenses. The restructuring programs may be implemented due to the sale or discontinuation of a product line, reorganization or management structure changes, headcount rationalization, realignment of operations or products, and/or company-wide cost saving initiatives. The amount and/or frequency of these restructuring charges are not part of the Company’s normal business operations. Employee severance costs are generally recognized when payments are probable and amounts are reasonably estimable. Costs related to contracts without future benefit or contract termination are recognized at fair value at the earlier of the contract termination or the cease-use dates. Other exit-related costs are expensed as incurred. See Note 22 – Restructuring for additional details.

Variable Interest Entity

The Company holds a variable interest in VE Netting, LLC. The joint venture is a manufacturing, marketing and selling company of high-quality netting solutions for the meat and poultry industry. VE Netting, LLC is a Delaware limited liability company with its principal place of business in Lombard, IL. The netting product is manufactured under agreement by Viskase’s affiliate located in Monterrey, Mexico. VE Netting, LLC was determined to be a variable interest entity (VIE) in accordance with ASC Topic 810, Consolidations, for which the Company is the primary beneficiary, as the Company has the power to direct activities that most significantly impact the economic performance and has the right to receive benefits and losses that may potentially be significant. As the primary beneficiary of the VIE, the VIEs’ assets, liabilities, and results of operations are included in the Company’s consolidated financial statements as of, and for the period ended, December 31, 2025 and December 31, 2024. The other equity holders’ interests are reflected in “Net loss attributable to noncontrolling interests” in the Consolidated Statements of Operations and “Noncontrolling interests” in the Consolidated Balance Sheets. See Note 20 - Variable Interest Entity for standalone financial information.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) includes all other non-stockholder changes in equity. Changes in other comprehensive income (loss) in 2025, 2024 and 2023 resulted from changes in foreign currency translation and pension liability.

Accumulated other comprehensive income (loss) consists of cumulative changes in foreign currency translation and pension liability.

Revenue Recognition

The Company’s revenues are comprised of product sales to customers, including distributors and end users. The Company’s performance obligation is defined as the promise to deliver the specified products in a purchase order. Revenue is recognized at the point in time in which the customer obtains control of the product, which is generally when product title passes to the customer according to the shipping terms dictated in the contract. In most contracts, title transfers upon shipment of the product; however, in some cases, title does not transfer until the customer has received the products at their specified location.

Revenue is recorded at the transaction price, which is the amount of consideration the Company expects to receive in exchange for providing its products to customers.

The transaction price may be adjusted for estimates of known or expected variable consideration, including consumer incentives, trade promotions, and rebate programs. The Company estimates the amount of variable consideration that will be realized and records the estimate as a reduction to the transaction price. These estimates are based on historical experience, anticipated performance and the Company’s best judgment at the time. In determining whether an estimate of variable consideration is constrained, we consider the likelihood and magnitude of a potential revenue reversal. The Company’s provision for variable consideration is recorded at contract inception and reviewed and updated regularly as new information arises throughout the contract term. Any adjustments due to resolved uncertainties or new information are recognized in the period in which the adjustment is identified.

Sales, value add, and other taxes collected from customers and remitted to governmental authorities are excluded from the transaction price, while shipping and handling fees reimbursed by the customer are included in the transaction price and recorded on a gross basis on the income statement. The Company generally does not offer warranties or a right to return on the products it sells except in the instance of a product defect or mis-ship.

Payment terms vary by customer; however, the time between invoicing and payment is not significant. None of the Company’s customer contracts as of December 31, 2025 and 2024 contain a significant financing component.

Shipping and Handling

The Company periodically bills customers for shipping charges. These amounts are included in net sales, with the associated costs included in cost of sales.

Repairs and Maintenance

Routine repairs and maintenance are charged to operations as incurred. Improvements and major repairs, which extend the useful life of an asset, are capitalized and depreciated.

Foreign Currency

We transact business in various foreign currencies. In general, the functional currency of a foreign operation is the local country’s currency. Consequently, revenues and expenses of operations outside the U.S. are translated into U.S. Dollars using average exchange rates while assets and liabilities of operations outside the U.S. are translated into U.S. Dollars using exchange rates at the balance sheet dates. The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive loss in the accompanying consolidated balance sheets and related periodic movements are summarized as a line item in our consolidated statements of comprehensive income (loss). Net foreign exchange transaction losses (gains) included in other expenses, net in the accompanying consolidated statements of operations were $2,046, $8,648 and $(905) for the years ended December 31, 2025, 2024 and 2023, respectively.

Net Income (Loss) Per Share

The Company calculated basic loss per share by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period increased to include, if dilutive, the number of additional common shares that would have been outstanding if the potential common shares had been issued.

The Company has no potentially dilutive securities for each period presented. Accordingly, basic and diluted net loss per share attributable to common stockholders are the same.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance. To date, the Company’s chief operating decision maker makes such decisions and assesses performance at the geographic region level, including North America, South America, EMEA, and Asia which are the Company’s four reportable segments under ASC 280. See Note 16, Business Segment Information and Geographic Area Information for further information.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280) – Improvements to Reportable Segment Disclosures, which includes requirements for more robust disclosures of significant segment expenses and measures of a segment’s profit and loss used in assessing performance. This standard is effective for the Company’s annual period beginning January 1, 2024 and interim periods beginning January 1, 2025 with early adoptions permitted. The Company adopted this accounting standard as of January 1, 2024. See Note 16, Business Segment Information and Geographic Area Information for the Company’s segments disclosures. Our adoption did not result in a material impact to our consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures, which requires enhanced income tax disclosures that reflect how operations and related tax risks, as well as how tax planning and operational opportunities, affect the tax rate and prospects for future cash flows. This standard is effective for the Company beginning January 1, 2025 with early adoption permitted. The ASU should be applied on a prospective basis but retrospective application is permitted. The adoption of this guidance will modify disclosures in the Company’s consolidated financial statements. Our adoption on prospective basis has not resulted in a material impact on our disclosures in Note 11, Income Taxes.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40), which requires disclosure of specific information about costs and expenses within relevant expense captions on the face of the income statement, qualitative descriptions for expense captions not specifically disaggregated quantitatively, and the total amount and definition of selling expenses for interim and annual reporting periods. This standard is effective for the Company’s annual reporting period beginning January 1, 2027 and interim reporting periods beginning January 1, 2028 and should be applied on a retrospective or prospective basis, with early adoption permitted. We are currently assessing the impact of adopting this standard on our consolidated financial statements.

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These immaterial reclassifications had no effect on the previously reported net income or net cash flows.

2. Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$9,217	$5,704

As of December 31, 2025, and December 31, 2024, cash held in foreign banks was $6,523, and $5,069, respectively.

As of December 31, 2025, and 2024, letters of credit for $685 were outstanding under our New Senior Credit Facility.

3. Receivables, Net

Receivables net, consist of the following:

	December 31, 2025	December 31, 2024
Accounts receivable, gross	$63,123	$77,466
Less allowance for credit losses	(2,941)	(2,657)
	$60,182	$74,809

	December 31, 2025	December 31, 2024	December 31, 2023
Beginning balance	$2,657	$2,908	$3,847
Provision (recoveries)	292	198	(132)
Write-offs	-	(454)	-
Other and translation	(8)	5	(807)
Ending balance	$2,941	$2,657	$2,908

4. Inventories, Net

Inventories net, consists of the following:

	December 31, 2025	December 31, 2024
Raw materials	$27,141	$29,991
Work in process	38,106	42,940
Finished products	31,508	36,037
	$96,755	$108,968

5. Property, Plant and Equipment, net

Depreciation expense associated with property, plant and equipment was $17,250, $22,443 and $23,617 for the years ended December 31, 2025, 2024 and 2023, respectively.

Property, plant and equipment, net, consists of the following:

Gross	December 31, 2025	December 31, 2024
Land and improvements	$1,880	$1,848
Buildings and improvements	55,331	52,847
Machinery and equipment	354,178	345,730
Furniture and fixtures	28,981	25,931
Construction in progress	41,956	11,730
	$482,326	$438,086

Accumulated depreciation	December 31, 2025	December 31, 2024
Land and improvements	$533	$520
Buildings and improvements	31,691	27,419
Machinery and equipment	292,736	272,077
Furniture and fixtures	16,062	14,335
	$341,022	$314,351

Asset Impairment charges of $9,600 were recorded for the year ended December 31, 2025, in association with the closing of the Osceola, Arkansas plant and the removal of assets prior to the end of their useful lives. A loss on disposal of property, plant and equipment of $41 was recorded for the year ended December 31, 2024 related to the plant closure in Poland. For additional information on the plant closure see Note 22 - Restructuring.

Loss on disposal of property, plant and equipment relating to assets removed from service prior to the end of their useful lives of $512, $77 and $338 for the years ended December 31, 2025, 2024 and 2023, respectively.

6. Balance Sheet Details

Other current assets

Other current assets consist of the following:

	December 31, 2025	December 31, 2024
Prepaid expenses	$19,709	$14,988
Supplies	18,988	23,971
Other	3,797	7,245
	$42,494	$46,204

Other assets

Other assets consist of the following:

	December 31, 2025	December 31, 2024
Other taxes receivable	$7,989	$10,295
Other	1,853	604
	$9,842	$10,899

Accrued Liabilities

Accrued liabilities consist of the following:

	December 31, 2025	December 31, 2024
Compensation and employee benefits	$14,209	$8,559
Taxes payable	3,973	8,877
Accrued volume and sales rebates	587	1,929
Other	5,513	3,802
	$24,282	$23,167

7. Debt Obligations

Debt obligations consist of the following:

	December 31, 2025	December 31, 2024
Short-term debt:
Senior credit facility	$130,375	$34,625
Europe Line of Credit	11,631	9,905
Other	598	-
Less: short-term deferred financing costs	(830)	(217)
Total short-term debt	141,774	44,313

Long-term debt:
Senior credit facility, net	-	$99,375
Other	-	529
Less: long-term deferred financing costs	-	(623)
Total long-term debt	-	99,281
Total debt	$141,774	$143,594

Senior Credit Facility

On October 9, 2020, the Company and certain of its subsidiaries, entered into a certain Credit Agreement (the “Credit Agreement”) with the various lenders named therein and Bank of America, N.A., as administrative agent for the lenders (the “Administrative Agent”), providing for a $150,000 term loan (the “Term Loan”) and a $30,000 revolving credit facility (the “Revolving Credit Facility” and together with the Term Loan, the “Senior Credit Facility”) as amended by the First Amendment to Credit Agreement dated as of August 13, 2021, the Second Amendment to Credit Agreement dated as of August 10, 2022 and as further amended by the Limited Waiver and Third Amendment to Credit Agreement dated as of February 14, 2025 (the “Third Amendment”) as described below.

The Second Amendment to the Senior Credit Facility increased the commitment of the New Revolving Credit Facility to $37,000 and transitioned Term Loans on September 30, 2022 and Revolving Loans on August 30, 2022 from LIBOR Loans to SOFR Loans. Amended terms of the facility are stated below.

The Third Amendment includes a waiver on covenants for the year ended December 31, 2024, and a relief period for year 2025 (the “Covenant Relief Period”). During the Covenant Relief period, the consolidated leverage ratio will be increased to 4.00X through December 31, 2025.  The consolidated fixed charge coverage ratio will be modified to include only maintenance capital expenditures and a year-to-date build basis for quarter end calculation.  On December 31, 2025, the consolidated fixed charge coverage ratio will return to an LTM basis.  During the Covenant Relief Period, restricted payments, permitted acquisitions and other investments as defined by the Credit Agreement are not allowed and the accordion feature of the credit facility, which allowed for an increase in borrowings under the facility has been suspended.

On July 26, 2025, the Company entered into the Fourth Amendment to its Senior Credit Facility. There were no changes to the facility amounts or maturity dates and repayment terms remained largely unchanged except for mandatory prepayments equal to $15,000 upon the closing of the Enzon Merger by December 31, 2025 or $11,250 if after December 31, 2025. The amendment also allows for certain exclusions relative to the merger for its financial covenants and EBIDTA addback amounts.

On October 10, 2025, we finalized the fifth amendment to our credit agreement, which modified certain of our financial covenants.

On January 23, 2026, we finalized the sixth amendment to our credit agreement, which includes a waiver on covenants for the year ended December 31, 2025. The Sixth Amendment, among other items, (i) requires Viskase to cooperate with the Administrative Agent’s financial advisor by providing access to Viskase’s facilities, financial information and senior management as required by the financial advisor and to reimburse the Administrative Agent for reasonable costs and fees associated with the engagement of the financial advisor’s services; (ii) subject to exceptions enumerated in the Sixth Amendment, Viskase and certain of its subsidiaries may not incur certain types of indebtedness of an aggregate of more than $100 at any one time; and (iii) Viskase and certain of its subsidiaries may not advance to officers, directors, and employees an aggregate amount greater than $50 at any one time.

The interest rates per annum applicable to the Amended Senior Credit Facility (other than in respect of Swingline Loans) will be SOFR, but in any event, not less than 0.00%, plus the Applicable Rate (as defined below), or, for U.S. dollar denominated loans only, made to the Company at the option of the Company, the Base Rate, defined as the highest of: (a) the Federal Funds Rate plus one-half percent (0.50%); (b) the Bank of America prime rate; and (c) the one (1) month SOFR (adjusted daily) plus one percent (1.00%), but in any case not less than 1.00%, plus the Applicable Rate. Applicable Rate means, with respect to the Amended Senior Credit Facility, a percentage per annum to be determined in accordance with the applicable pricing grid set forth in the Amended Senior Credit Facility based upon the Company’s Consolidated Coverage Ratio as reflected in a quarterly Compliance Certificate. Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Rate for Base Rate loans under the New Revolving Credit Facility. As of December 31, 2025, our current interest rate is 6.77%. The effective interest rate of the Term Loan as of December 31, 2025 is 4.1%, which is determined in accordance with ASC 310-20-35, based on the variable rate in effect at inception of the instrument.

The Amended Senior Credit Facility requires the Company to repay principal of the New Term Loan at the rate of 5% of the original principal balance during each of the first two years, 7.5% during the third and fourth years and 10% of the original principal balance during the fifth year. The maturity date on the Amended Senior Credit Facility is August 13, 2026.

The Company may prepay the Amended Senior Credit Facility, in whole or in part, at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of SOFR borrowings and foreign currency borrowings bearing interest at a rate other than SOFR. Each such prepayment of the New Term Facility shall be applied as directed by the Company. The unutilized portion of the commitments under the Amended Senior Credit Facility may be irrevocably reduced or terminated by the Company at any time without penalty.

The Amended Senior Credit Facility is guaranteed by each existing and future direct and indirect wholly owned material domestic Restricted Subsidiary and foreign Restricted Subsidiary of the Company (other than any Brazilian subsidiary). The Amended Senior Credit Facility is secured by substantially all assets of the Company and its material domestic Restricted Subsidiaries, with the exception of real property.

The Amended Senior Credit Facility contains various covenants which restrict the Company’s ability to, among other things, incur indebtedness, create liens on our assets, make investments, enter into merger, consolidation or acquisition transactions, dispose of assets (other than in the ordinary course of business), make certain restricted payments, enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The Amended Senior Credit Facility also requires that we comply with certain financial covenants, including meeting a consolidated leverage ratio and consolidated fixed charge coverage ratio.

During the year ended December 31, 2025 and 2024, the Company borrowed an additional $9,758 and $21,500, respectively, under the terms of the Senior Credit Facility. During the years ended December 31, 2025 and 2024, the company had repayments of $13,125 and $11,250, respectively. The Company recognized $ 8,421 and $9,752 of interest expense and $856 and $484 of deferred financing fee amortization for the years ended December 31, 2025 and 2024 respectively. Interest expense and deferred financing fee amortization are included within interest expense, net in the consolidated statement of operations.

Foreign Lines of Credit

In its foreign operations, the Company has unsecured lines of credit with various banks providing approximately $12,500 of availability. There were borrowings of $12,229 and $9,905 under the lines of credit at December 31, 2025 and 2024, respectively. As of December 31, 2025, our current interest rate is 3.65%. As of December, 31, 2025, all borrowings under the Foreign Lines of Credit were due within 12 months and presented within short-term debt on the consolidated balance sheets. For the years ended December 31, 2025 and 2024, the Company incurred $424 and $590 of interest expense, respectively. The line of credit is an uncommitted facility that can be terminated at any time with payment on demand.

Debt Maturity

The aggregate maturities of debt (1) for each of the next five years are:

	2026	2027	2028	2029	2030	Thereafter
Term Loan	$99,375	$-	$-	$-	$-	$-
Revolving Credit Facility	31,000	-	-	-	-	-
Other	11,631	-	-	-	-	-
	$142,006	$-	$-	$-	$-	$-

(1)    The aggregate maturities of debt represent amounts to be paid at maturity and not the current carrying value of the debt.

8. Leases

We have operating leases primarily for real estate, equipment, and vehicles. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. The remaining lease terms for our leases range from 1 month to 14 years. These leases often include options to extend the term of the lease which may be for periods of up to 10 years. When it is reasonably certain that the option will be exercised, the impact of the renewal term is included in the lease term for purposes of determining total future lease payments and measuring the ROU asset and lease liability. We apply the short-term lease policy election, which allows us to exclude from recognition leases with an original term of 12 months or less.

ROU assets and lease liabilities are as follows:

	December 31, 2025	December 31, 2024
Operating Leases:
ROU assets	$19,946	$19,190
Lease liabilities	22,230	21,717

The following is an analysis of leased property under financing leases by major classes as of December 31, 2025 and 2024:

	December 31,	December 31,
	2025	2024
Building and improvements	$453	$453
Machinery and equipment	3,599	3,599
Less: Accumulated depreciation	(4,052)	(4,052)
	-	-

Additional information with respect to our operating and finance leases as of December 31, 2025 is presented below.

Operating
Weighted average remaining lease term (years)	7.6
Weighted average discount rate	7.50%

Lease expense consists of the following:

	December 31, 2025	December 31, 2024
Operating lease rent expense	$4,883	$4,591

Financing Leases:
Amortization of ROU assets	-	10
Interest expense on lease liabilities	-	-
	$0	$10

Cash flow information related to leases is as follows:

	December 31, 2025	December 31, 2024
Cash Paid For Amounts Included in the Measurement of Lease Liabilities:
Cash used in operating activities (operating leases)	$4,893	$4,564
Cash used in operating activities (financing leases)	-	-

Supplemental Cash Flow Information:
ROU assets obtained in exchange for lease obligations (operating leases)	$1,186	$239

Maturities of operating lease liabilities as of December 31, 2025 are as follows:

Year	Operating Leases
2026	$4,966
2027	4,823
2028	4,557
2029	2,910
2030	2,733
Thereafter	9,209
Total lease payments	29,198
Less: discounted interest	(6,968)
$22,230

9. Retirement Plans

The Company has contributed $2,307 and $3,099 to pension benefits in the U.S. during the years ended December 31, 2025 and 2024, respectively.

The Company and its subsidiaries have defined contribution and defined benefit plans varying by country and subsidiary.

The Company’s operations in the United States, France, Phillipines and Germany historically offered defined benefit retirement plans (“Plan”) to their employees. Most of these benefits have been terminated, resulting in various reductions in liabilities and curtailment gains.

Included in accumulated other comprehensive loss, net of tax is $(17,440) as of December 31, 2025 . The following amounts not yet recognized in net periodic benefit cost:

	U.S. Pension Benefits	Non U.S. Pension Benefits
Net actuarial (loss) gain	$(9,368)	$4,219
Prior service credit	$1	$26

Amounts included in other comprehensive income (loss) expected to be recognized as a component of net periodic benefit cost for the year ending December 31, 2025 are:

	U.S. Pension Benefits	Non U.S. Pension Benefits
Net actuarial (loss) gain	$(88)	$87

The measurement date for all defined benefit plans is December 31. The year-end status of the plans is as follows:

	U.S. Pension Benefits		Non U.S. Pension Benefits
	2025	2024	2025	2024
Change in benefit obligation:
Projected benefit obligation at beginning of year	$89,686	$95,385	$19,715	$21,030
Service cost	-	-	407	354
Interest cost	4,866	4,988	740	672
Plan amendments	-	-	-	0
Actuarial (gain) loss	2,716	(3,124)	(2,400)	(169)
Benefits paid	(7,481)	(7,563)	(825)	(942)
Currency translation	-	-	2,418	(1,230)

Estimated benefit obligation at end of year	$89,787	$89,686	$20,055	$19,715

Change in plan assets:
Fair value of plan assets at beginning of year	$87,276	$87,538	$858	$1,227
Actual return on plan assets	8,433	4,202	(22)	39
Employer contribution	2,307	3,099	825	609
Plan settlements	-	-	-	-
Benefits paid	(7,481)	(7,563)	(825)	(942)
Currency translation	-	-	113	(75)

Fair value of plan assets at end of year	$90,535	$87,276	949	$858

Unfunded status of the plan	$748	$(2,410)	$(19,106)	$(18,857)

	U.S. Pension Benefits		Non U.S. Pension Benefits
	2025	2024	2025	2024
Amounts recognized in statement of financial position:			`
Noncurrent assets	$1,215	$-	$-	$-
Current liabilities	(72)	$(73)	(879)	$(70)
Noncurrent liabilities	(395)	(2,337)	(18,227)	(18,786)
Net amount recognized	$748	$(2,410)	$(19,106)	$(18,856)

The funded status of these pension plans as a percentage of the projected benefit obligation was 83% in 2025 compared to 81% in 2024. The actuarial gain for 2025 was mainly due to the discount rate on U.S. pension benefits and changes in demographics on the foreign plans.

	U.S. Pension Benefits		Non U.S. Pension Benefits
	2025	2024	2025	2024
Projected benefit obligation	$89,787	$89,686	$20,055	$19,715
Fair value of plan assets	$90,535	$87,276	$949	$858

Information for defined benefit plans with accumulated benefit obligations in excess of plan assets:

	U.S. Pension Benefits		Non U.S. Pension Benefits
	2025	2024	2025	2024
Accumulated benefit obligation	$89,787	$89,686	$20,055	$19,715
Fair value of plan assets	$90,535	$87,276	$949	$858

In connection with our adoption of FASB issued ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, the components of net periodic benefit cost other than the service cost component are included in the line item other expense in the income statement.

Components of net periodic benefit cost for the years ended December 31:

	U.S. Pension Benefits			Non U.S. Pension Benefits
	2025	2024	2023	2025	2024	2023
Component of net period benefit cost
Service cost	$-	$-	$-	$407	$308	$296
Interest cost	4,866	4,988	5,185	740	672	725
Expected return on plan assets	(4,765)	(5,086)	(4,774)	(24)	(31)	(36)
Amortization of prior service cost	-	-	-	4	3	10
Amortization of actuarial loss	88	185	474	(87)	(52)	(326)
	$189	$87	$885	$1,040	$900	$669

Weighted average assumptions used to determine the benefit obligation and net periodic benefit cost as of December 31:

	U.S. Pension Benefits		Non U.S. Pension Benefits
	2025	2024	2025	2024
Discount rate	5.48%	5.70%	4.22%	3.49%
Expected return on plan assets	6.00%	6.00%	2.60%	2.60%
Rate of compensation increase	N/A	N/A	3.39%	3.28%

The Company evaluates its discount rate assumption annually as of December 31 for each of its retirement-related benefit plans. The Company is using a Mercer bond model for determining its U.S. pension benefits.

The Company’s expected return on plan assets is evaluated annually based upon a study which includes a review of anticipated future long-term performance of individual asset classes, and consideration of the appropriate asset allocation strategy to provide for the timing and amount of benefits included in the projected benefit obligation. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term prospective rate.

The Company’s overall investment strategy is a glide path to manage the plan to a fully funded status through a mix of approximately 75% of investments for long-term growth and 25% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers. The target allocations for plan assets are 45% equity securities, 5% in alternatives and 48% to fixed income investments. Equity securities primarily include investments in large-cap, mid-cap and small-cap companies primarily located in the United States and international developed markets. Fixed income securities include corporate bonds of companies from diversified industries, mortgage-backed securities, and U.S. Treasuries. Other types of investments include investments in hedge funds that follow several different strategies.

We categorize our plan assets into three levels based upon the assumptions (inputs) used to price the assets. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets.

•	Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets in active markets or quoted prices for identical assets in inactive markets.

•	Level 3: Unobservable inputs reflecting assumptions about the inputs used in pricing the asset.

We did not maintain any level 3 assets during the years ended December 31, 2025 and 2024.

Plan management uses the following methods and significant assumptions to estimate fair value of investments:

•	Money market – overnight bank deposits and money market mutual funds maintaining at all times $1.00 Net Asset Value (“NAV”).

•	US Government and agency obligations – U.S. Treasury bonds, notes and other government obligations. U.S. securities are Level 1 assets and corporate notes are Level 2 assets.

•	Exchange traded funds – marketable securities tracking asset baskets traded on active markets.

•	Mutual funds - Valued at the net asset value (“NAV”) of shares or units held by the Plan at year-end which is obtained from an active market or at share or unit prices provided by the fund manager with significant observable inputs.

•	Hedge funds - Value provided by the administrator of the fund. The pricing for these funds is provided monthly by the fund to determine the quoted price.

•	Common stocks - marketable corporate equity securities traded on active markets.

The fair values of the Company’s pension plan asset allocation at December 31, 2025 and 2024, by asset category are as follows:

		Fair Value Measurement at
		December 31, 2025
		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Money market	$2,900	$2,878	$22	$-
US Government and agency obligations	60,962	5,865	55,097	-
Exchange traded funds	-	-	-	-
Mutual funds	76	76	-	-
Common stocks	27,546	27,546	-	-
Total Assets in the fair value hierarchy	$91,484	$36,365	$55,119	-

		Fair Value Measurement at
		December 31, 2024
		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Money market	$2,490	$2,490	$-	$-
US Government and agency obligations	56,675	1,161	55,514	-
Exchange traded funds	-	-	-	-
Mutual funds	69	69	-	-
Common stocks	28,900	28,900	-	-
Total Assets in the fair value hierarchy	$88,134	$32,620	$55,514	-

The following table provides a summary of the estimated benefit payments for the postretirement plans for the next five fiscal years and thereafter.

	Total Estimated Benefit Payments
	U.S.	Non U.S	Total
2026	$8,112	$879	$8,991
2027	8,150	881	9,031
2028	8,050	931	8,981
2029	7,878	1,248	9,126
2030	7,709	1,261	8,970
Thereafter	35,343	7,187	42,530
Total	$75,242	$12,387	$87,629

The Company’s expected contribution for the 2026 fiscal year is $1,108 for the U.S. pension plan. There is no funding requirement for non-U.S. pension plans.

Savings Plans

The Company also has defined contribution savings and similar plans for eligible employees, which vary by subsidiary. The Company’s aggregate contributions to these plans are based on eligible employee contributions and certain other factors. The Company expenses for these plans were $1,200, $1,188 and $1,218 in 2025, 2024 and 2023, respectively.

International Plans

The Company maintains various pension and statutory separation pay plans for its European employees. The expense (income), not including the French and German pension plan, in 2025, 2024, and 2023 was $(176), $(221) and $1,767, respectively. As of their most recent valuation dates, for those plans where vested benefits exceeded plan assets, the actuarially computed value of vested benefits exceeded those plans’ assets by approximately $5,793.

10. Capital Stock, Treasury Stock and Paid in Capital

Authorized shares of preferred stock ($0.01 par value per share) and common stock ($0.01 par value per share) for the Company are 50,000,000 shares and 150,000,000 shares, respectively. No preferred stock has been issued.

In 2004, the Company purchased 805,270 shares of its common stock from the underwriter for a purchase price of $298. The common stock has been accounted for as treasury stock.

The Company completed private placements (the “Private Placements”) through the issuance of 7,142,858 shares at purchase price of $2.10, 7,042,254 shares at purchase price of $0.71, 17,241,380 shares at purchase price of $0.58, on March 21, 2025, September 30, 2025, and December 30, 2025 respectively, of common stock to an affiliate of Icahn Enterprises L.P. (“IELP”). Prior to the completion of these Private Placements, IELP beneficially owned approximately 90.6% of the Company’s outstanding common stock. As a result of these Private Placements, IELP is the beneficial owner of approximately 92.82% of the Company’s outstanding common stock. The Private Placement was approved by a Special Committee of disinterested directors of the Company. The Company received $30,000 in proceeds from the Private Placement, of which $306 was recorded within common stock and $29,730 was recorded within paid in capital as of December 31, 2025.

The Company had 135,422,427 and 103,995,935 shares issued and 134,617,157 and 103,190,665 shares outstanding as of December 31, 2025 and December 31, 2024, respectively.

11. Income Taxes

Income tax provision (benefit) consists of the following:

	2025	2024	2023
Current
Federal	$17	$117	$1,119
State	101	171	94
Domestic	118	288	1,213
Foreign	3,053	(1,746)	(920)
Total current	3,171	(1,458)	293
Deferred
Federal	10,283	(643)	2,407
State	651	230	(237)
Domestic	10,934	(413)	2,170
Foreign	(2,038)	1,201	1,071
Total deferred	8,896	788	3,241

Total	$12,067	$(670)	$3,534

The reconciliation of income tax provision (benefit) attributable to earnings differed from the amounts computed by applying the U.S. Federal statutory income tax rate to earnings by the following amounts:

 Income (loss) before income taxes:

	2024	2023
Domestic	$(9,068)	$(2,995)
Foreign	2,939	19,965

Total	$(6,129)	$16,970

Computed income tax provision (benefit)	$(1,318)	$3,592
State and local taxes, net of federal tax	(26)	113
Foreign taxes, net	(2,086)	1,355
Valuation allowance	5,166	(1,568)
Uncertain tax positions - (benefit) expense	(4,756)	(6,214)
Foreign exchange impact	(4)	(24)
Permanent differences, net	299	2,880
Revaluation of deferreds	1,574	(328)
Other, net	481	3,728
Total income tax provision	$(670)	$3,534

Computed income tax (benefit) provision	21.0%	21.0%
State and local taxes, net of federal tax	0.4%	0.7%
Foreign taxes, net	33.2%	7.9%
Valuation allowance	-82.3%	-9.2%
Uncertain tax positions - expense (benefit)	75.8%	-36.3%
Foreign exchange impact	0.1%	-0.1%
Permanent differences, net	-4.8%	16.8%
Revaluation of deferreds	-25.1%	-1.9%
Other, net	-7.6%	21.8%
Effective income tax rate	10.7%	20.7%

Statutory federal rate	21.0%	21.0%

	2025
	Amount	Tax Rate
US federal statutory income tax rate	$(11,072)	21.0%
Domestic federal
Tax credits
Research credits	-	0.0%
Other	-	0.0%
Nontaxable and nondeductible items	(182)	0.3%
Cross-border tax laws	183	-0.3%
Excess tax benefits on share-based payments	-	0.0%
Changes in valuation allowances	17,830	-33.8%
Changes in UTP	-	0.0%
Changes in Tax Laws or Rates Enacted in the Current Period	-	0.0%
Changes in Tax Contingencies	-	0.0%
Expiration of NOLs	1,743	-3.3%
Other	66	-0.1%
Domestic state and local income taxes, net of federal effect (1)	752	-1.4%

Foreign tax effects
Mexico
Statutory income tax rate differential	172	-0.3%
Nondeductible expenses
Safe Harbor Adjustment	469	-0.9%
Other	227	-0.4%
Other	(49)	0.1%
France
Statutory income tax rate differential	(151)	0.3%
Nontaxable and nondeductible items	-	0.0%
CVAE	126	-0.2%
Other	(83)	0.2%
Germany
Statutory income tax rate differential	313	-0.6%
Changes in valuation allowances	-	0.0%
Nontaxable and nondeductible items
Other	332	-0.6%
Trade taxes	(522)	1.0%
Changes in Tax Laws or Rates Enacted in the Current Period	525	-1.0%
Other	112	-0.2%
Poland
Statutory income tax rate differential	(21)	0.0%
Changes in valuation allowances	(418)	0.8%
Nontaxable and nondeductible items	52	-0.1%
Write-down of Credits	1,015	-1.9%
Brazil
Statutory income tax rate differential	753	-1.4%
Changes in valuation allowances	(1,969)	3.7%
Nontaxable and nondeductible items
Translation Gain/(Losses)	650	-1.2%
Other	983	-1.9%
Other	-	0.0%
Philippines
Statutory income tax rate differential	(60)	0.1%
Nontaxable and nondeductible items	157	-0.3%
Other	-	0.0%
Italy
Statutory income tax rate differential	71	-0.1%
IRAP	68	-0.1%
Other	(14)	0.0%
Other foreign jurisdictions	(1)	0.0%
Worldwide changes in unrecognized tax benefits	10	0.0%
Total	$12,067	-22.9%

(1) States taxes in Iowa, Tennesse, Indiana, California, Florida, and Texas represent greater than 50% of the tax expense effect in this category.

Temporary differences and net operating loss carryforwards that give rise to a significant portion of deferred tax assets and liabilities for 2025 and 2024 are as follows:

	2025	2024
Deferred tax asset
Provisions not currently deductible	$14,597	$11,117
Inventory basis differences	1,492	1,484
Stock options	39	40
Pension and healthcare	1,498	2,829
Net operating loss carryforwards	21,312	16,360
Lease liability	6,210	4,050
Foreign exchange and other	3,933	4,740
Valuation allowance	(27,752)	(9,410)
Total deferred tax asset	$21,329	$31,210

Deferred tax liability
Property, plant, and equipment	$(4,006)	$(7,069)
Intangible asset	(3,928)	(4,061)
Right of use assets	(5,827)	(4,057)
Foreign exchange and other	(3,255)	(2,351)
Total deferred tax liability	$(17,016)	$(17,538)
	$4,313	$13,672

The net deferred tax asset (liability) is classified in the balance sheet as follows:

	2025	2024
Non-current deferred tax assets	$5,870	$16,011
Non-current deferred tax liability	(1,557)	(2,339)
Non-current deferred tax assets, net	$4,313	$13,672

Income taxes paid by jurisdiction above 5% for 2025 is as follows:

2025
US federal	*
US state and local	*

Foreign
Brazil	*
France	*
Germany	302
Italy	480
Poland	*
Mexico	384
Philippines	446
Other	139
1,751
Total	$1,751

* The amount of income taxes paid during the year does not meet the 5% disaggregation threshold.

As of December 31, 2025, we have not provided taxes on approximately $82,740 of undistributed earnings in foreign subsidiaries which are deemed to be indefinitely reinvested. If at some future date these earnings cease to be permanently reinvested, we may be subject to foreign income and withholding taxes upon repatriation of such amounts. An estimate of the tax liability that would be incurred upon repatriation of foreign earnings is not practicable to determine.

A valuation allowance is provided when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Management believes that is more likely than not that its net deferred tax assets will be realized based on the weight of positive evidence and future income except with respect to the loss in Brazil and the deferrred tax assets in the US.

The Company has a valuation allowance in the U.S. at December 31, 2025 and 2024 of $19,349 and $572, respectively. The Company has a valuation allowance for Viskase Brazil at December 31, 2025 and 2024 of $7,514 and $7,852, respectively. The Company has gross U.S. federal net operating loss carryforwards at December 31, 2025 and 2024 of $48,892 and $40,326, respectively, with amounts beginning to expire in 2026. The Company has gross net operating loss carryforwards in Brazil at December 31, 2025 and 2024 of $8,882 and $6,309, respectively and has an unlimited carryforward period. The Company has gross net operating loss carryforwards in France at December 31, 2025 and 2024 of $4,800 and $1,906, respectively and has an unlimited carryforward period. The Company has gross net operating loss carryforwards in Viskase Germany at December 31, 2025 and 2024 of $6,915 and $5,434 for Trade Tax and Income Tax. Germany has an unlimited carryforward period on Trade Tax and Income Tax. The Company has gross net operating loss carryforwards in CT Casings Germany at December 31, 2025 and 2024 of $13,893 and $894 for Trade Tax and Income Tax. Germany has an unlimited carryforward period on Trade Tax and Income Tax. The Company also has SEZ Credits in Poland at December 31, 2025 and 2024 of $1,514 and $2,418 respectively. The SEZ Credits are scheduled to expire at the end of December 2026.

Following the Equity Private Placement, Icahn Enterprises L.P. (“IELP”) became the beneficial owner of more than 80% of the shares of our common stock and the Company became a member of the consolidated group of a corporate subsidiary of Icahn Enterprises for U.S. federal income tax purposes (the “IEP Corporate Subsidiary”). As a result, the IEP Corporate Subsidiary and the Company entered into a tax allocation agreement for the allocation of certain income tax items. The Company and its subsidiaries consented to join the IEP Corporate Subsidiary’s federal consolidated return and, if elected by the IEP Corporate Subsidiary, certain state consolidated returns. See Note 15 – Related-Party Transactions for details.

Uncertainty in Income Taxes

The uncertain tax positions as of December 31, 2025 and 2024 totaled $0 and $7,456, respectively. The following table summarizes the activity related to the unrecognized tax benefits.

(in thousands)	2025	2024
Unrecognized tax benefits as of January 1	$7,456	$9,190
Increases in positions taken in a prior period	-	-
Decreases in positions taken in a prior period	-	-
Decreases de to settlements	-	-
Increases due to currency translation	-	-
Increases due to currency translation	650	(158)
Decreases due to lapse of statute of limitations	-	(1,576)
Unrecognized tax benefits as of December 31	$8,106	$7,456

In 2025, the Company recognized an approximate net increase of $650 to the reserves for uncertain tax positions.

Approximately $8,106 of the total gross unrecognized tax benefits represents the amount that, if recognized, would affect the effective income tax rate in future periods. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The statute of limitations varies across jurisdictions, typically ranging from 3 to 6 years. The Company evaluates tax positions and establishes liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite our belief that the underlying tax positions are fully supportable. Uncertain tax positions are reviewed on an ongoing basis and are adjusted considering changing facts and circumstances, including progress of tax audits, developments in case law and the closing of statutes of limitations. Such adjustments are reflected in the tax provision as appropriate.

The Company has substantially concluded all U.S. federal income tax matters for years through 2016. Substantially all material state and local and foreign income tax matters have been concluded for years through 2013. Based on the expiration of the statute of limitations for certain jurisdictions, we do not expect any amounts of unrecognized tax benefits to be released in the next twelve months.

The Company's continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the years ended December 31, 2025 and 2024, the Company recorded adjustments for interest of $0 and ($3,751), respectively, and for penalties of $10 and $10, respectively, related to these unrecognized tax benefits. In total, as of December 31, 2025 and 2024, the Company has recorded a liability of interest of $23 and $23, respectively, and $187 and $177, respectively, for potential penalties.

12. Goodwill and Intangible Assets, Net

The Company has two reporting units with a goodwill balance, U.S and EMEA and which roll into two reportable operating segments, North America and EMEA. The changes in the carrying amount of goodwill during the years ended December 31, 2025, and 2024 is as follows:

	North America	EMEA	Total
Balance at January 1, 2023
Goodwill	$449	$2,758	$3,207
Translation	-	114	114
Balance at December 31, 2023	449	$2,872	$3,321
Translation	-	(330)	(330)
Impairment	-	(171)	(171)
Balance at December 31, 2024	449	2,371	2,820
Translation	-	311	311
Balance at December 31, 2025	$449	$2,682	$3,131

During the year ended December 31, 2024, the Company decided to wind down operations in its Swiecie, Poland manufacturing facility as part of its 2024 Restructuring Plan (see Note 22 – Restructuring). Upon the closing of the plant, the Company reviewed the goodwill balance of its EMEA reporting unit, and concluded that it was impaired, and estimated the impairment to be $330 based on the facts and circumstances of the EMEA reporting unit.

Intangible assets, net consists of the following:

	December 31, 2025
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Definite live intangible assets:
Customer relationships	$17,334	$(7,181)	$10,153
Technologies	2,033	(924)	1,109
Patents/Trademarks	9,204	(7,147)	2,058
In-place leases	180	(98)	81
	$28,751	$(15,350)	$13,401

	December 31, 2024
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Definite live intangible assets:
Customer relationships	$18,222	$(7,879)	$10,343
Technologies	2,137	(1,014)	1,123
Patents/Trademarks	9,676	(7,842)	1,834
In-place leases	189	(108)	81
	$30,224	$(16,843)	$13,381

Amortization expense associated with definite-lived intangible assets was $ 1,556 , $1,609 and $1,606 for the years ended December 31, 2025, 2024 and 2023, respectively. We utilize the straight-line method of amortization, recognized over the estimated useful lives of the assets.

The estimated future amortization expense for our definite-lived intangible assets is as follows:

2026	$1,556
2027	1,556
2028	1,556
2029	1,556
2030	1,556
Total thereafter	5,621
Total amortization	$13,401

13. Commitments and Contingencies

The Company from time to time is involved in various other legal proceedings, none of which are expected to have a material adverse effect upon results of operations, cash flows or financial condition.

14. Research and Development Costs

Research and development costs are expensed as incurred and totaled $2,814, $3,724 and $4,755 for the years ended December 31, 2025, 2024, and 2023, respectively.

15. Related-Party Transactions

As of December 31, 2025, and December 31, 2024, Icahn Enterprises L.P. owned approximately 92.8% and 90.6% of our outstanding common stock, respectively.

Pension Liabilities

Applicable pension and tax laws make each member of a "controlled group" of entities, generally defined as entities in which there is at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation ("PBGC") against the assets of each member of the controlled group.

As a result of the Equity Private Placement, IELP became the beneficial owner of more than 80% of the shares of our common stock and the Company became subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. One such entity, ACF Industries LLC ("ACF"), is the sponsor of several pension plans.

On January 31, 2025, the Executive Committee of ACF approved a resolution to terminate its qualified pension plans, which are frozen and no longer accrues benefits. As of December 31, 2024, the fair value of this plan's assets exceeded its benefit obligation. The termination of the plan is effective January 31, 2025, is subject to the appropriate regulatory approvals, and is expected to be completed in fiscal year 2026 or early 2027. The ACF LLC ultimate settlement obligation will depend upon both the nature and timing of participant settlements and prevailing market conditions.

In connection with the Equity Private Placement, the Company entered into an agreement with Icahn Enterprises Holdings L.P. pursuant to which Icahn Enterprises Holdings L.P. has agreed to indemnify us and our subsidiaries from losses resulting from any imposition of certain pension funding or termination liabilities that may be imposed on us and our subsidiaries or our assets as a result of being a member of the Icahn controlled group.

Based on the contingent nature of potential exposure related to these affiliate pension obligations and the indemnification from Icahn Enterprises Holdings L.P., no liability has been recorded in the accompanying consolidated financial statements.

Tax Allocation

Following the Equity Private Placement, IELP became the beneficial owner of more than 80% of the shares of our common stock and the Company became a member of the consolidated group IEP Corporate Subsidiary for U.S. federal income tax purposes. As a result, the IEP Corporate Subsidiary and the Company entered into a tax allocation agreement for the allocation of certain income tax items. The Company and its subsidiaries consented to join the IEP Corporate Subsidiary’s federal consolidated return and, if elected by the IEP Corporate Subsidiary, certain state consolidated returns. In those jurisdictions where the Company and its subsidiaries will file consolidated returns with the IEP Corporate Subsidiary, the Company will pay to the IEP Corporate Subsidiary any tax it would have owed had it and its subsidiaries continued to file as a separate consolidated group. To the extent that the IEP Corporate Subsidiary consolidated group is able to reduce its tax liability as a result of including the Company and its subsidiaries in its consolidated group, the IEP Corporate Subsidiary will pay the Company 20% of such reduction on a current basis and the Company will be treated as if it would carry forward for its own use under the tax allocation agreement, 80% of the items that caused the tax reduction (the “Excess Tax Benefits”). Moreover, if the Company and its subsidiaries should ever become deconsolidated from the IEP Corporate Subsidiary, the IEP Corporate Subsidiary will reimburse the Company for any tax liability in post-consolidation years that the Company and its subsidiaries would have avoided had they actually had the Excess Tax Benefits for their own consolidated group use. The cumulative payments to the Company by the IEP Corporate Subsidiary post-consolidation will not exceed the cumulative reductions in tax to the IEP Corporate Subsidiary group resulting from the use of the Excess Tax Benefits by the IEP Corporate Subsidiary group.

16. Business Segment Information and Geographic Area Information

The Company defines operating segments as components of the organization for which discrete financial information is available and operating results are evaluated regularly by the Company’s chief executive officer, who is the Chief Operating Decision Maker (“CODM”), in order to assess performance and allocate resources. Characteristics of the Company which were relied upon in making the determination of reportable segments include the geographic region in which the Company operates and the information that is regularly reviewed by the CODM for the purpose of assessing performance and allocating resources.

The Company’s operations are viewed in geographic regions of North America, South America, EMEA, and Asia which are the Company’s four reportable segments under ASC 280. The primary business of each of the geographic regions is manufacturing and selling cellulosic food casings. The Company’s casing products have similar characteristics and customers and share operations support functions such as sales, public relations, supply chain management, various research and development support, in addition to the general and administrative functions of human resources, legal, finance, and information technology. Revenue by product line is disclosed in Note 23.

The Company uses Operating Income, which is defined as profit or loss from operations before interest income, interest expense, other expense, net and income taxes, to assess the profitability of each segment. The Company’s reporting package does not include interest revenue, interest expense or income taxes allocated to individual segments and these items are not considered components of segment operating income. The CODM monitors actual Operating Income results relative to operating plan and forecast to assess the performance of the business and allocate resources.

Segment assets regularly reviewed by the CODM are inclusive only of inventory.

The following table reflects the results of the Company's segments:

	Year Ended December 31, 2025
	North America	South America	EMEA	Asia	Corporate and Other	Consolidated
Sales from external customers	$143,153	44,755	136,656	39,793	$-	$364,357
Intersegment net sales	22,992	127	47,046	6,058	-	$76,223
	166,145	44,882	183,702	45,851	-	$440,580

Reconciliation of revenue
Elimination of intersegment sales					(76,223)	(76,223)
Total consolidated net sales						364,357

Cost of sales	(152,764)	(40,275)	(168,383)	(42,403)	76,223	(327,602)
Selling and marketing	(4,569)	(1,237)	(3,768)	(268)	-	(9,842)
General and administrative	(24,877)	(1,981)	(11,831)	(657)	-	(39,346)
Research and development	(2,129)	(46)	(508)	(130)	-	(2,813)
Amortization of intangibles	(106)	(474)	(1,442)	-	-	(2,022)
Asset impairment charge	(15,159)	-	-	-	-	(15,159)
Restructuring expense and related expense	(8,428)	(126)	-	-	-	(8,554)
Segment operating income	(41,887)	743	(2,230)	2,393	76,223	(40,981)

Interest income	-	$0	$0	$0		$0
Interest expense, net	9,275	$0	$425	$(2)		9,698
Other (expense) income, net	(250)	630	976	1,194		2,550
Net (loss) income before income taxes	(57,717)	$(2,210)	$(8,928)	$(293)		(28,733)

	Year Ended December 31, 2024
	North America	South America	EMEA	Asia	Corporate and Other	Consolidated
Sales from external customers	$176,469	$50,190	$128,978	$48,138	$-	$403,775
Intersegment net sales	29,451	130	46,249	-	-	75,830
	205,920	50,320	175,227	48,138	-	479,605

Reconciliation of revenue
Elimination of intersegment sales					(75,830)	(75,830)
Total consolidated net sales						403,775

Cost of sales	(180,126)	(42,988)	(146,850)	(42,554)	76,573	(335,945)
Selling and marketing	(4,254)	(1,489)	(5,260)	(323)	-	(11,326)
General and administrative	(18,132)	(3,317)	(11,411)	(511)	-	(33,371)
Research and development	(3,125)	(63)	(454)	(82)	-	(3,724)
Amortization of intangibles	(100)	-	(1,509)	-	-	(1,609)
Asset impairment charge	(77)	-	(371)	-	-	(448)
Restructuring expense and related expense	-	-	(1,917)	-	-	(1,917)
Segment operating income	$106	$2,463	$7,455	$4,668	$743	$15,435

Interest income						-
Interest expense, net						(11,032)
Other income (expense), net						(10,532)
Net (loss) income before income taxes						$(6,129)

	Year Ended December 31, 2023
	North America	South America	EMEA	Asia	Corporate and Other	Consolidated
Sales from external customers	$189,374	$53,163	$157,413	$46,034	$-	$445,984
Intersegment net sales	32,719	38.00	44,216	128.00	-	77,101
	222,093	53,201	201,629	46,162	-	523,085

Reconciliation of revenue
Elimination of intersegment sales					(77,101)	(77,101)
Total consolidated net sales						445,984

Cost of sales	(182,160)	(43,034)	(166,636)	(37,492)	77,101	(352,221)
Selling and marketing	(6,074)	(1,422)	(3,802)	(279)	-	(11,577)
General and administrative	(23,908)	(2,591)	(8,995)	(610)	-	(36,104)
Research and development	(4,505)	(61)	(93)	(96)	-	(4,755)
Amortization of intangibles	(100)	-	(1,506)	-	-	(1,606)
Asset impairment charge	(338)	-	-	-	-	(338)
Restructuring expense and related expense	-	-	-	-	-	-
Segment operating income	$5,008	$6,093	$20,597	$7,685	$-	$39,383

Interest income						-
Interest expense, net						(12,018)
Other (expense) income, net						(10,395)
Net income (loss) before income taxes						$16,970

The following table reflects the Company’s inventory by segment:

	December 31, 2025	December 31, 2024
North America	$30,678	$42,977
South America	37,767	21,100
EMEA	19,160	29,657
Asia	9,150	15,234
Consolidated inventory	$96,755	$108,968

The following table reflects the Company’s expenditure for long-lived assets by segment:

	December 31,
	2025	2024	2023
North America	$31,240	$12,762	$9,548
South America	$890	$267	$530
EMEA	$4,642	$2,114	$4,211
Asia	$10	$135	$182
Total expenditure for long-lived assets	$36,782	$15,278	$14,471

Geographic Information

Net sales attributed to the country based on the location of the end customer for the years ended December 31, 2025, 2024, and 2023 were as follows:

	December 31,
	2025	2024	2023
United States	$106,163	$128,730	$135,702
Philippines	28,182	27,706	27,312
Italy	29,126	24,824	27,184
Brazil	23,390	27,646	28,327
Mexico	13,576	20,031	24,603
Argentina	16,774	20,560	21,414
Germany	17,823	17,041	22,178
Colombia	14,002	14,430	12,208
France	15,680	12,872	14,021
Poland	7,989	8,253	10,007
Other international	91,651	101,682	123,028
Consolidated net sales	$364,356	$403,775	$445,984

Total long-lived assets by country, which includes property and equipment, net, operating lease right-of-use assets, net, and other assets for the years ended December 31, 2025 and 2024 were as follows:

	December 31, 2025	December 31, 2024
United States	$92,876	$76,849
France	$29,630	26,652
Brazil	$12,337	14,477
Poland	$11,671	11,809
Philippines	$8,356	9,740
Other international	$16,220	14,297
Consolidated long-lived assets	$171,092	$153,824

17. Interest Expense, Net

Net interest expense, net consists of the following:

	December 31, 2025	December 31, 2024	December 31, 2023
Interest expense	$11,203	$11,300	$12,152
Less Capitalized interest	(1,502)	(268)	(134)
Interest expense, net	$9,701	$11,032	$12,018

18. Other Expense, Net

Other expense, net consists of the following:

	December 31, 2025	December 31, 2024	December 31, 2023
Foreign currency transaction loss (gain)	$2,046	$8,648	$(905)
Fin 48 receivable write off			6,793
Non-service pension and other post retirement benefits expense (income)	822	1,438	2,976
Other	38	446	1,531
Other expense, net	$2,906	$10,532	$10,395

19. Other Comprehensive Income (Loss) and Changes in Accumulated Other Comprehensive Loss

Tax effects allocated to each component of other comprehensive income are the following:

Balance at December 31, 2023

	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign currency translation adjustments	$5,280	-	$5,280
Pension liability adjustments	1,802	832	2,634
Total other comprehensive income	$7,082	$832	$7,914

Balance at December 31, 2024

	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign currency translation adjustments	$(7,341)	-	$(7,341)
Pension liability adjustments	1,823	(668)	1,155
Total other comprehensive loss	$(5,518)	$(668)	$(6,186)

Balance at December 31, 2025

	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign currency translation adjustments	$6,471	-	$6,471
Pension liability adjustments	3,438	116	3,554
Total other comprehensive income (loss)	$9,909	$116	$10,025

Changes in accumulated other comprehensive loss consist of the following:

	Accrued Employee Benefits	Translation Adjustments	Total
Balance at December 31, 2023	$(22,113)	$(37,087)	$(59,200)
Other comprehensive income (loss) before reclassifications	1,032	(7,341)	(6,309)
Reclassifications from accumulated other comprehensive loss to earnings	123	-	123
Balance at December 31, 2024	$(20,958)	$(44,428)	$(65,386)

Other comprehensive income (loss) before reclassifications	3,548	6,471	10,019
Reclassifications from accumulated other comprehensive loss to earnings	6	-	6
Balance at December 31, 2025	$(17,404)	$(37,957)	$(55,361)

	Amounts Reclassified from Accumulated Other Comprehensive Loss		Affected Line Items in the Consolidated Statement of Operations
	December 31, 2025	December 31, 2024
Accrued employee benefits
Amortization of net actuarial loss	$1	$123	Other expense, net
	$1	$123

20. Variable Interest Entity

The Company holds a variable interest in a joint venture for which the Company is the primary beneficiary, the joint venture, VE Netting, LLC.

The following table summarizes the carrying amount of the VIEs’ assets and liabilities included in the Company’s Consolidated Balance Sheets at December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$43	$8
Receivables, net	73	80
Inventories	390	475
Other current assets	63	51

Property, plant and equipment	1,278	1,277
Less: Accumulated depreciation	(998)	(870)
Property, plant and equipment,net	280	407

Other assets	14	16
Total Assets	$863	$1,037
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	735	749
Total Liabilites	735	749

Paid in capital	2,931	2,931
Retained earnings	(2,803)	(2,643)
Total Stockholder Equity	128	288
Total Liabilities and Stockholders' Equity	$863	$1,037

All assets in the above table can only be used to settle obligations of the consolidated VIE. Liabilities are nonrecourse obligations. Amounts presented in the table above are adjusted for intercompany eliminations.

The following table summarizes the Statement of Operations of the VIE included in the Company’s Consolidated Statement of Operations for the years ended December 31, 2025, 2024, and 2023, respectively.

	December 31, 2025	December 31, 2024	December 31, 2023
Net sales	$728	$848	$1,348
Cost of sales	806	949	1,207
Gross margin	(78)	(101)	141

Selling, general and administrative	47	54	197
Asset impairment	-	-	18

Operating loss	(125)	(155)	(74)

Other expense	36	42	64
Loss before income taxes	(161)	(197)	(138)

Income tax expense	-	-	-

Net loss	$(161)	$(197)	$(138)

21. Net Income (Loss) Per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (dollar amounts in thousands):

	Year Ended December 31,
	2025	2024	2023
Numerator:
Net (loss) income attributable to common stockholders	$(65,494)	$(5,360)	$13,506
Denominator:
Weighted-average common shares outstanding, basic and diluted	134,617,157	103,190,665	103,190,665
Net (loss) income per share attributable to common stockholders, basic and diluted	$(0.49)	$(0.05)	$0.13

22. Restructuring

During 2024, the Company announced and began implementing a restructuring plan to realign our operational focus to support multi-year growth, scale the business, and improve costs (the “2024 Restructuring Plan”). As part of this plan, the Company reduced headcount and closed its Swiecie, Poland manufacturing facility and transferred a portion of the machinery to its Legnica, Poland facility to expand production capabilities, scale the business, and improve costs. The plant closure resulted in the loss on disposal of property, plant and equipment of $41 which is included in the consolidated statements of operations for the year ended December 31, 2024. The majority of the 2024 Restructuring Plan was implemented and completed in the year ended December 31, 2024.

On March 26, 2025, the Company announced that it would cease production at the Osceola, Arkansas facility effective May 31, 2025 (the “2025 Plant Closure Program”). In connection with the plant closure, 210 employees were separated under the separation plan resulting in severance of approximately $4,600 included in the restructuring and related costs for the year ended December 31, 2025. The plant closure resulted in an impairment of $9,600 related to the property, plant and equipment and $7,059 related to inventory which are recorded as Asset impairment charge in the condensed consolidated statement of operations for the year ended December 31, 2025.

Restructuring expense consists of the following which are recorded as a restructuring expense in the consolidated statements of operations:

	December 31, 2025	December 31, 2024
Severance and other personnel costs	$4,600	$515
Capital expenditures	-	343
Transfer and disposal costs and professional fees	2,454	1,059
	$7,054	$1,917

The following table summarizes the activities for the years ended December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Beginning balance	-	-
Provision	7,054	1,917
Payments	(6,901)	(1,917)
Ending balance	$153	-

In addition, we continue to review our global businesses and may take additional restructuring actions where a path to sustained profitability is not feasible when considering the capital allocation required for those businesses.

23. Revenue Recognition

The following table summarizes net sales by product line:

	December 31, 2025	December 31, 2024	December 31, 2023
Net Sales by product line
Nojax	$191,863	$228,494	$233,295
Fibrous	103,709	104,509	129,935
Large	9,124	9,931	12,879
Plastic	46,685	49,572	57,683
Traded Goods	9,202	8,662	10,512
Other	3,773	2,607	1,680
Total	$364,356	$403,775	$445,984

24. Subsequent Events

Viskase evaluated its December 31, 2025 consolidated financial statements for subsequent events through March 27, 2026.

Private Placement

In January 2026, Viskase entered into a securities purchase agreement with AEP pursuant to which it issued and sold 25,862,070 shares of its common stock at a purchase price of $0.58 per share, resulting in aggregate cash proceeds of approximately $15.0 million. Prior to the completion of these Private Placements, IELP beneficially owned approximately 92.82% of the Company’s outstanding common stock. As a result of these Private Placements, IELP is the beneficial owner of approximately 94.0% of the Company’s outstanding common stock.

Authorized Common Stock

In February 2026, Viskase increased its authorized common stock from 150,000,000 at par value of $0.01 to 230,000,000 at par value of $0.01.

Merger with Enzon

On March 26, 2026, the Company consummated the Merger Agreement with Enzon. Under the terms of the agreement, the Company’s shareholders exchanged 100% of their equity for shares of common stock of Enzon, the legal acquirer. Although Enzon is the legal survivor, the Company is deemed the accounting acquirer for financial reporting purposes. The net assets of Enzon will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Merger will be those of Viskase. Upon closing, the Company received approximately $40 million in cash from Enzon.

25. Subsequent Events (unaudited)

The Company has considered whether there are any subsequent events that have occurred since March 27, 2026 that require recognition or disclosure in the financial statements.

Amendments to the Senior Credit Facility

On April 16, 2026, the Company finalized the Seventh Amendment to our Credit Agreement, which extends the Maturity Date from August 13, 2026 until August 13, 2027, amends the definition of Applicable Rate to increase the interest rate, amends the definition of Consolidated EBITDA to address the treatment of certain restructuring and transaction related costs and expenses, amends the definition of Permitted Transfers to allow the disposition of the equipment, real property and improvements of the Osceola Facility and the real property and improvements of the Chicago Property, and amends certain thresholds for obligations under the Existing Credit Agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Unaudited)

Company Overview

The Company operates in the casing product segment of the food industry. Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings for the processed meat and poultry industry. Viskase currently operates nine manufacturing facilities throughout North America, Europe, South America and Asia. Viskase is one of the two largest worldwide producers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings.

Our net sales are driven by consumer demand for meat products and the level of demand for casings by processed meat manufacturers, as well as the average selling prices of our casings. Specifically, demand for our casings is dependent on population growth, overall consumption of processed meats and the types of meat products purchased by consumers. Average selling prices are dependent on overall supply and demand for casings and our product mix.

Our cellulose, fibrous and plastic casing extrusion operations are capital-intensive and are characterized by high fixed costs. Our finishing operations are labor intensive. The industry’s operating results have historically been sensitive to the global balance of capacity and demand. The industry’s extrusion facilities produce casings under a timed chemical process and operate continuously.

Our contribution margin varies with changes in selling price, input material costs, labor costs and manufacturing efficiencies. The total contribution margin increases as demand for our casings increases. Our financial results benefit from increased volume because we do not have to increase our fixed cost structure in proportion to increases in demand. For certain products, we operate at near capacity in our existing facilities. We regularly evaluate our capacity and projected market demand. We believe the current and planned cellulosic production capacity in our industry is in balance with global demand.

Comparison of Results of Operations for Years Ended December 31, 2025, 2024 and 2023

The following discussion compares the results of operations for the fiscal year ended December 31, 2025 to the results of operations for the fiscal year ended December 31, 2024, and compares the results of operations for the fiscal year ended December 31, 2024 to the results of operations for the fiscal year ended December 31, 2023. We have provided the table below in order to facilitate an understanding of this discussion. The table shows our results of operations (in millions) for the 2025, 2024 and 2023 fiscal years.

	Year		Year		Year
	Ended		Ended		Ended
	December		December		December
	31, 2025		31, 2024		31, 2023
NET SALES	$364.4	-9.8%	$403.8	-9.5%	$446.0

Cost of sales	327.6	-2.5%	336.0	-4.6%	352.2

Selling, general and administrative	52.5	8.5%	48.4	-7.6%	52.4
Amortization of intangibles	1.6	0.0%	1.6	0.0%	1.6
Asset impairment	16.7	4075.0%	0.4	33.3%	0.3
Restructing expense	7.1	273.7%	1.90	NM	-

OPERATING INCOME	(41.1)	NM	15.3	-61.2%	39.4

Interest expense, net of income	9.7	-11.8%	11.0	-8.3%	12.0
Other expense, net	2.9	-72.4%	10.5	1.0%	10.4
Income tax provision	12.1	NM	(0.7)	NM	3.5

NET INCOME (LOSS)	$(65.8)	NM	$(5.5)	NM	$13.5

NM= Not meaningful when comparing positive to negative numbers or to zero.

2025 Compared to 2024

Net Sales.  Net sales for 2025 were $364.4 million, representing a decrease of $39.4 million, or 9.8%, compared to 2024. The decrease was primarily attributable to lower sales volume of approximately $37.0 million, with the remainder related to unfavorable price and product mix.

Cost of Sales.  Cost of sales for 2025 decreased 2.5% compared to the prior year. The decrease was primarily due to lower sales volumes, partially offset by higher costs for raw materials, increased manufacturing waste, and lower absorption of manufacturing overhead at our production facilities.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased from $48.4 million in 2024 to $52.5 million in 2025. The increase was primarily attributable to higher severance costs and transaction expenses incurred in connection with the Merger Agreement with Enzon.

Amortization of Intangibles. The Company incurred an expense of $1.6 million during 2025 and 2024 on the amortization of intangibles recognized with the prior acquisitions.

Asset Impairment Charge. During 2025, the Company recorded an asset impairment charge of $16.7 million related to property, plant and equipment and inventory in connection with the closure of the Osceola, Arkansas plant.

Restructuring expense. Restructuring expense totaled $7.1 million in 2025 and relates to the 2025 Plant Closure Program associated with the closure of the Osceola, Arkansas plant

Operating Income.  Operating income for 2025 was -$41.1 million, representing a decrease of $56.4 million from the prior year. The decrease in operating income was primarily due to items discussed above.

Interest Expense.  Interest expense, net of interest income, was $9.7 million in 2025, a decrease of $1.3 million compared to 2024. The decrease was primarily attributable to higher capitalized interest associated with increased capital expenditures during 2025, which reduced the amount of interest recognized as expense in the period.

Other Expense.  Other expense for 2025 was approximately $2.9 million, representing a decrease of $7.6 million over 2024. The decrease is primarily due to higher foreign currency translation loss.

Income Tax Provision.  During 2025, the Company recorded income tax expense of $12.1 million, compared to an income tax benefit of $0.7 million in 2024. The Company’s effective income tax rate was (22.9%) in 2025, compared to (10.7%) in 2024. The effective tax rate for 2025 was primarily impacted by the recording of a valuation allowance on certain deferred tax assets during the year.

Primarily as a result of the factors discussed above, net loss for 2025 was $65.8 million, compared to a net loss of $5.5 million for 2024.

2024 Compared to 2023

Net Sales. Our net sales for 2024 were $403.8 million, which represents a decrease of $42.2 million or 9.5% from the prior year. Net sales decreased $25 million from price and mix and $17 million due to volume.

Cost of Sales. Cost of sales for 2024 decreased 4.6% from the comparable prior year period. The decrease is mainly due to lower sales volume, increased expense for raw materials, manufacturing waste and lower absorption of manufacturing costs at our plants.

Selling, General and Administrative Expenses. We decreased selling, general and administrative expenses from $52.4 million in 2023 to $48.4 million in 2024. The decrease is mainly due to lower costs for employee compensation plans.

Amortization of Intangibles. The Company incurred an expense of $1.6 million during 2024 and 2023 on the amortization of intangibles recognized with the acquisitions.

Asset Impairment Charge. The Company incurred an asset impairment charge of $0.4 million in 2024 related to assets removed from service.

Operating Income. Operating income for 2024 was $15.3 million, representing a decrease of $24.1 million from the prior year. The decrease in operating income was primarily due to items discussed above.

Interest Expense. Interest expense, net of interest income, for 2024 was $11.0 million, representing a decrease of $1.0 million compared to 2023. The decrease is a result of a lower interest rate on our Term loan.

Other Expense. Other expense for 2024 was approximately $10.5 million, representing an increase of $0.1 million over 2023. The increase is primarily due to higher foreign currency translation loss offset by the higher expense in 2023 due to reversal of a receivable on an uncertain tax position with the benefit running through the income tax provision.

Income Tax Provision. During 2024, an income tax benefit of $0.7 million was recognized on the loss before income taxes of $6.2 million compared to income tax expense of $3.5 million in 2023. The 2024 effective income tax rate was (10.7%) compared to 20.7% for 2023. The income tax rate benefited from the reversal of an uncertain tax position offset by valuation allowances on deferred tax assets.

Primarily as a result of the factors discussed above, net loss for 2024 was $5.5 million compared to net income of $13.5 million for 2023.

Liquidity and Capital Resources

Cash and cash equivalents decreased by $3.5 million during 2025. Net cash provided by operating activities was $13.2 million, while net cash used in investing activities was $35.4 million. Net cash provided by financing activities was $25.8 million.

Cash flows provided by operating activities were primarily attributable to results of operations and changes in working capital. Cash flows used in investing activities were primarily related to capital expenditures. Cash flows provided by financing activities consisted primarily of proceeds from the issuance of common stock in connection with a private placement with Icahn Enterprises L.P.

As of December 31, 2025, the Company had $7.0 million of cash held by foreign subsidiaries, compared to $5.1 million as of December 31, 2024. Total cash and cash equivalents were $9.2 million and $5.7 million as of December 31, 2025 and 2024, respectively. While cash held by foreign subsidiaries does not currently have a significant impact on the Company’s overall liquidity, such cash could serve as a potential source of liquidity if sufficient cash is not generated from domestic operations.

As of December 31, 2025, the Company had negative working capital of approximately $5.9 million, which includes all outstanding debt classified as short-term.

New Senior Credit Facility

On October 9, 2020, Viskase Companies, Inc. (the “Company”) and certain of its subsidiaries, entered into that certain Credit Agreement (the “Credit Agreement”) with the various lenders named therein and Bank of America, N.A., as administrative agent for the lenders (the “Administrative Agent”), as amended by the First Amendment to Credit Agreement dated as of August 13, 2021, the Second Amendment to Credit Agreement dated as of August 10, 2022 and as further amended by the Limited Waiver and Third Amendment to Credit Agreement dated as of February 14, 2025 (the “Third Amendment”) as described below.

The Third Amendment includes a waiver on covenants for the year ended December 31, 2024, and a relief period for year 2025 (the “Covenant Relief Period”). During the Covenant Relief period, the consolidated leverage ratio will be increased to 4.00X through December 31, 2025.  The consolidated fixed charge coverage ratio will be modified to include only maintenance capital expenditures and a year to date build basis for quarter ending calculation.  At December 31, 2025 the consolidated fixed charge coverage ratio will return to a LTM basis.  During the Covenant Relief Period, restricted payments, permitted acquisitions and other investments as defined by Credit Agreement are not allowed and the accordion feature of the credit facility, which allowed for an increase in borrowings under the facility has been suspended.

On July 26, 2025, the Company entered into the Fourth Amendment to its Senior Credit Facility. There were no changes to the facility amounts or maturity dates and repayment terms remained largely unchanged except for mandatory prepayments equal to $15 million upon the closing of the Enzon Merger by December 31, 2025 or $11.25 million if after December 31, 2025. The amendment also allows for certain exclusions relative to the merger for its financial covenants and EBIDTA addback amounts.

On October 10, 2025, we finalized the fifth amendment to our credit agreement, which modified certain of our financial covenants.

On January 23, 2026, we finalized the sixth amendment to our credit agreement, which includes a waiver on covenants for the year ended December 31, 2025. The Sixth Amendment, among other items, (i) requires Viskase to cooperate with the Administrative Agent’s financial advisor by providing access to Viskase’s facilities, financial information and senior management as required by the financial advisor and to reimburse the Administrative Agent for reasonable costs and fees associated with the engagement of the financial advisor’s services; (ii) subject to exceptions enumerated in the Sixth Amendment, Viskase and certain of its subsidiaries may not incur certain types of indebtedness of an aggregate of more than $0.1 million at any one time; and (iii) Viskase and certain of its subsidiaries may not advance to officers, directors, and employees an aggregate amount greater than $0.05 million at any one time.

The interest rates per annum applicable to the Amended Senior Credit Facility (other than in respect of Swingline Loans) will be SOFR, but in any event, not less than 0.00%, plus the Applicable Rate (as defined below), or, for U.S. dollar denominated loans only, made to the Company at the option of the Company, the Base Rate, defined as the highest of: (a) the Federal Funds Rate plus one-half percent (0.50%); (b) the Bank of America prime rate; and (c) the one (1) month SOFR (adjusted daily) plus one percent (1.00%), but in any case not less than 1.00%. plus the Applicable Rate. Applicable Rate means, with respect to the Amended Senior Credit Facility, a percentage per annum to be determined in accordance with the applicable pricing grid set forth in the Amended Senior Credit Facility based upon the Company’s Consolidated Coverage Ratio as reflected in a quarterly Compliance Certificate. Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Rate for Base Rate loans under the New Revolving Credit Facility. As of December 31, 2025, our current interest rate is 6.77%.

The Amended Senior Credit Facility requires the Company to repay principal of the New Term Loan at the rate of 5% of the original principal balance during each of the first two years, 7.5% during the third and fourth years and 10% of the original principal balance during the fifth year. The maturity date on the Amended Senior Credit Facility is August 13, 2026.

We fully expect the refinancing will be completed after completion of the Merger, but before the maturity of Senior Credit Facility. However, there is no assurance that the Company will be able to obtain sufficient additional funds to refinance its maturing facilities occurring within 12 months of the date of the issuance of our financials or that such funds, if available, will be obtainable on terms satisfactory to the Company, and therefore substantial doubt exists about the Company’s ability to continue as a going concern.

The Company may prepay the Amended Senior Credit Facility, in whole or in part, at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings and foreign currency borrowings bearing interest at a rate other than LIBOR. Each such prepayment of the New Term Facility shall be applied as directed by the Company. The unutilized portion of the commitments under the Amended Senior Credit Facility may be irrevocably reduced or terminated by the Company at any time without penalty.

The Amended Senior Credit Facility is guaranteed by each existing and future direct and indirect wholly owned material domestic Restricted Subsidiary and foreign Restricted Subsidiary of the Company (other than any Brazilian subsidiary). The Amended Senior Credit Facility is secured by substantially all assets of the Company and its material domestic Restricted Subsidiaries, with the exception of real property.

The Amended Senior Credit Facility contains various covenants which restrict the Company’s ability to, among other things, incur indebtedness, create liens on our assets, make investments, enter into merger, consolidation or acquisition transactions, dispose of assets (other than in the ordinary course of business), make certain restricted payments, enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The Amended Senior Credit Facility also requires that we comply with certain financial covenants, including meeting a consolidated leverage ratio and consolidated fixed charge coverage ratio.

Foreign Lines of Credit

In its foreign operations, the Company has unsecured lines of credit with various banks providing approximately $12.5 million of availability. There were borrowings of $12.2 million under the lines of credit on December 31, 2025 and $9.9 million as December 31, 2024. As of December 31, 2025, our current interest rate is 3.65%.

Pension and Postretirement Benefits

Our long-term pension and postretirement benefit liabilities totaled $24.2 million at December 31, 2025.

Expected annual cash contributions for U.S. pension liabilities are expected to be (in millions):

	2026	2027	2028	2029	2030
Pension	$2.0	$1.4	$1.4	$1.4	$1.4

Contract Obligations

As of December 31, 2025, the aggregate maturities of debt(1), leases and purchase commitments for each of the next five years are (in millions):

	2026	2027	2028	2029	2030	Thereafter
Credit Facility	$142.0	$-	$-	$-	$-	$-
Operating Leases	5.0	4.8	4.6	2.9	2.7	9.2
Other	0.6	-	-	-	-	-
	$147.6	$4.8	$4.6	$2.9	$2.7	$9.2

(1)	The aggregate maturities of debt represent amounts to be paid at maturity and not the current carrying value.

New Accounting Pronouncements

Please reference Footnote 1 in our Notes to Consolidated Financial Statements.

FORWARD-LOOKING STATEMENTS

This report includes “forward-looking statements.”  Forward-looking statements are those that do not relate solely to historical fact. These statements relate to future events or our future financial performance and implicate known and unknown risks, uncertainties and other factors that may cause the actual results, performances or levels of activity of our business or our industry to be materially different from that expressed or implied by any such forward-looking statements. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. In some cases, you can identify forward-looking statements by use of words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “would,” “could,” “predict,” “propose,” “potential,” “may” or words or phrases of similar meaning. Statements concerning our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, plans, references to future success and other similar matters are forward-looking statements. Forward-looking statements may relate to, among other things:

•        our ability to meet liquidity requirements and to fund necessary capital expenditures;

•         the strength of demand for our products, prices for our products and changes in overall demand;

•         assessment of market and industry conditions and changes in the relative market shares of industry participants;

•         consumption patterns and consumer preferences;

•         the effects of competition and competitor responses to our products and services ;

•         our ability to realize operating improvements and anticipated cost savings;

•         pending or future legal proceedings and regulatory matters;

•         general economic conditions and their effect on our business;

•         changes in the cost or availability of raw materials and changes in energy prices or other costs;

•         pricing pressures for our products;

•         the cost of and compliance with environmental laws and other governmental regulations;

•         our results of operations for future periods;

•         our anticipated capital expenditures;

•         our ability to pay, and our intentions with respect to the payment of, dividends on shares of our capital stock;

•         our ability to protect our intellectual property;

•         economic and industry conditions affecting our customers and suppliers

•         our ability to identify, complete and integration acquisitions; and

•         our strategy for the future, including opportunities that may be presented to and/or pursued by us.

These forward-looking statements are not guarantees of future performance. Forward-looking statements are based on management’s expectations that involve risks and uncertainties.